Exhibit 99.1

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900
www.afop.com

FOR IMMEDIATE RELEASE                                                                                                                                                                                                                                     October 27, 2004

ALLIANCE FIBER OPTIC PRODUCTS, INC. REPORTS
THIRD QUARTER 2004 FINANCIAL RESULTS
Revenues Up 13% from Previous Quarter
Results Driven by Initial FTTH Shipments

Sunnyvale, CA – October 27, 2004 – Alliance Fiber Optic Products, Inc. (Nasdaq Smallcap: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the third quarter ended September 30, 2004.

Revenues for the third quarter of 2004 totaled $3,665,000 as compared to $3,252,000 in the previous quarter, and $3,009,000 in the third quarter of 2003. The Company recorded a net loss for the third quarter of 2004 of $2,390,000 or $0.06 per share based on 38,970,000 weighted average shares outstanding. This compares to a net loss for the second quarter of 2004 of $2,557,000, or $0.07 per share based on 38,702,000 weighted average shares outstanding, and a net loss for the third quarter of 2003 of $1,925,000, or $0.05 per share based on 35,362,000 weighted average shares outstanding.

Included in the net loss for the quarter ended September 30, 2004 are deferred stock compensation charges of $69,000. Included in the net loss for the quarter ended June 30, 2004 are deferred stock compensation charges of $87,000. Included in the net loss for the quarter ended September 30, 2003 are deferred stock compensation charges of $295,000.

“As reported earlier in the quarter, AFOP was selected for contracts with our TriWaveTM Fiber-to-the Home (FTTX) filter products for U.S. deployment of FTTH Broadband by a major telecommunications service provider. Initial shipments of these products along with increased sales of Compact CWDM modules contributed to the 13 percent quarterly increase in total revenues,” commented Peter Chang, President and Chief Executive Officer. “We are pleased that momentum in these product areas has been established and with the improvement in revenues, we were also successful in controlling our expenses. Our cost of revenues remained virtually unchanged as compared to the previous quarter, and our operating expenses were held to a four percent quarterly increase. Our balance sheet remains strong with cash and short-term investments totaling $31.3 million at September 30, 2004.”

“Based upon input from our customers and currently available information, we anticipate that fourth quarter 2004 revenues will continue moderate growth sequentially. We are pleased with our performance this past quarter and are confident in the long-term growth opportunities of the fiber optics market. As telecommunications companies continue to increase their spending, we believe we are well-positioned to benefit as a key supplier to this growing market,” concluded Mr. Chang.

Conference Call

Management will host a conference call at 1:30 p.m. Pacific Time on October 27, 2004 to discuss AFOP’s third quarter financial results. To participate in AFOP’s conference call, please call (800) 374-0514 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 74246. AFOP will also provide a live webcast of its third quarter 2004 conference call at AFOP’s website www.afop.com., and a replay of the webcast will be available on the website following the call. A telephone replay will be available for two weeks following the call. The dial in for the instant replay is (800) 642-1687; confirmation number 74246.

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP’s products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP’s website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s future operating results, including revenues, the Company’s long-term growth prospects and the position of the Company and its products in the market, are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in SEC reports, including AFOP’s most recent Form 10-QSB for the quarter ended June 30, 2004. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Sep. 30, 2004	Dec. 31, 2003
ASSETS
Current assets:
Cash and short-term investments	$31,262	$35,898
Accounts receivable	2,116	2,008
Inventories	3,679	3,408
Other current assets	865	948

Total current assets	37,922	42,262
Property and equipment, net	5,724	4,459
Other assets	120	362

Total assets	$43,766	$47,083

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,395	$1,501
Accrued expenses and other liabilities	2,216	2,963

Total current liabilities	3,611	4,464
Long-term liabilities	320	294

Total liabilities	3,931	4,758
Stockholders' equity	39,835	42,325

Total liabilities and stockholders' equity	$43,766	$47,083

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30, 2004	Jun. 30, 2004	Sep. 30, 2003	Sep. 30, 2004	Sep. 30, 2003
Revenues	$3,665	$3,252	$3,009	$9,905	$7,994
Cost of revenues	3,159	3,185	2,466	9,458	6,913

Gross profit	506	67	543	447	1,081

Operating expenses:
Research and development	1,474	1,472	1,547	4,477	4,342
Sales and marketing	469	525	426	1,484	1,519
General and administrative	927	770	731	2,599	2,560

Total operating expenses	2,870	2,767	2,704	8,560	8,421
Loss from operations	(2,364)	(2,700)	(2,161)	(8,113)	(7,340)
Interest and other income/(expense), net	(26)	143	236	358	610

Net loss	$(2,390)	$(2,557)	$(1,925)	$(7,755)	$(6,730)

Net loss per share - basic and diluted	$(0.06)	$(0.07)	$(0.05)	$(0.20)	$(0.19)
Weighted average shares outstanding	38,970	38,702	35,362	38,492	35,181